Exhibit 10.29

MANUFACTURING SUPPLY AGREEMENT

This Manufacturing Supply Agreement, dated as of November 19th, 2021 (the “Agreement”), is entered into by and between DRAGONFLY ENERGY CORP., a Nevada corporation having its principal place of business at 1190 Trademark Dr. Suite 108, Reno, NV 8952l (“Seller”), and KEYSTONE RV COMPANY, a Delaware corporation having its principal place of business at 2624 Hackberry Drive, Goshen, Indiana 46527-2000 (“Buyer”, and together with Seller, the “Parties”, and each, a “Party”).

WHEREAS, Seller is in the business of manufacturing and selling 10012H (100 Ah) and GC3H (270Ah) lithium batteries (herein the “Batteries”);

WHEREAS, Buyer is a manufacturer of towable recreational vehicles, including travel trailers and fifth wheels, and wishes to purchase the Batteries exclusively from Seller; and

WHEREAS, Seller desires to manufacture, supply, and sell the Batteries exclusively to Buyer for use in the towable recreational vehicle market, and for resale to Buyer’s customers.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties incorporate by reference the above recitals, as well as all footnotes, and agree as follows:

1. Definitions. Capitalized terms, not otherwise defined in this Agreement, have the meanings set out or referred to in this Section I below.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or other, whether at law, in equity or otherwise.

“Ah” as used above to describe the lithium batteries or type of Batteries to be sold exclusively to Buyer as described in this Agreement means ampere hour(s) or amp hour(s).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Basic Purchase Order Terms” means, collectively, any one or more of the following terms specified by Buyer in a Purchase Order:

(a)	a list of the Batteries to be purchased;

(b)	the quantity of each of the Batteries ordered;

(c)	the Requested Delivery Date;

(d)	the unit Price for each of the Batteries to be purchased;

(e)	the billing address; and

(f)	the Delivery Location.

For the avoidance of doubt, the term “Basic Purchase Order Terms” docs not include or incorporate any general terms or conditions of any Purchase Order.

“Batteries” means the Batteries identified on Schedule l and described in the Specifications contained in Schedule 3.

“Claim” means any Action brought against a Person entitled to indemnification under Section 10.

“Control” (and with correlative meanings, the terms “Controlled by” and “under common Control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership of voting securities, by contract, or otherwise.

“Defective” means not conforming to the Product Warranty under Section 9.3.

“Delivery Location” means the street address within the Territory for delivery of the Batteries specified in the applicable Purchase Order.

“Forecast” means, with respect to any three-month period, a good faith projection or estimate of Buyer’s requirements for Batteries during each month during the period, which approximates, as nearly as possible, based on information available at the time to Buyer, the quantity of Batteries that Buyer may order for each such month.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, award or determination entered by or with any Governmental Authority.

“Intellectual Property Rights” means all industrial and other intellectual property (“IP”) rights comprising or relating to:

(a) Patents;

(b) Trademarks;

(c) internet domain names, whether or not Trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, website, and URLs;

(d) works of authorship, expressions, designs, and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, data, data files, and databases and other specifications and documentation;

(e) Trade Secrets;

(f) all industrial and other intellectual property rights, and all rights, interests, and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the Laws of any jurisdiction throughout in any part of the world.

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order or other requirement or rule of law of any Governmental Authority.

“Nonconforming Batteries” means any Batteries received by Buyer from Seller pursuant to a Purchase Order that:

(a) do not conform to the product listed in the applicable Purchase Order;

(b) do not fully conform to the Specifications; or

(c) materially exceed the quantity of Batteries ordered by Buyer pursuant to this Agreement or any Purchase Order.

Where the context requires, Nonconforming Batteries are deemed to be Batteries for purposes of this Agreement.

“Patents” means all patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents, and patent utility models).

“Person” means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, Governmental Authority or any other entity.

“Purchase Order” means Buyer’s purchase order issued to Seller hereunder, including all terms and conditions attached to, or incorporated into, such purchase order.

“Receiving Party” has the meaning set forth in Section 13.1.

“Reimbursement Payment” has the meaning set forth in Section 6.4.

“Representatives” means a Party’s officers, directors, partners, shareholders, attorneys, third- party advisors, successors and permitted assigns.

“Requested Delivery Date” means the requested delivery date for Batteries ordered hereunder that is set forth in a Purchase Order, which must be a Business Day no less than twenty-one (21) days following delivery of the applicable Purchase Order to Seller.

“Seller’s Intellectual Property Rights” means all Intellectual Property Rights owned by or licensed to Seller.

“Seller’s Trademarks” means all Trademarks owned by or licensed to Seller.

“Specifications” means the specifications for the Batteries contained in Schedule 3.

“Taxes” means any and all present and future sales, income, stamp, and other taxes, levies, imposts, duties, deductions, charges, fees or withholdings imposed, levied, withheld or assessed by any Governmental Authority, together with any interest or penalties imposed thereon.

“Territory” means the US, and its territories and possessions and Canada.

“Thor” shall mean Thor Industries, Inc. and each of Thor’s current and future operating subsidiaries based in the United States, including those entities referenced at the bottom of this document (but excluding the Erwin Hymer Group family of companies and any entity in which Thor Industries or its subsidiary owns less than a controlling interest). Buyer is a wholly owned subsidiary of Thor.

“Thor Purchasing Policies” means the Thor Purchasing Policies and Procedures attached as Schedule 4.

“Tooling” means, collectively, all tooling, dies, test and assembly fixtures, gauges, jigs, patterns, casting patterns, cavities, molds, and documentation (including engineering specifications and test reports) used by Seller in connection with its manufacture and sale of the Batteries, together with any accessions, attachments, parts, accessories, substitutions, replacements and appurtenances thereto.

“Trademarks” means all rights in and to US and foreign trademarks, service marks, trade dress, trade names, brand names, logos, corporate names and domain names and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection in any part of the world.

“Trade Secrets” means all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures, and other confidential and proprietary information and all rights therein.

“US” means the United States of America.

2. Purchase and Sale of Batteries.

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, during the Term, Buyer shall purchase exclusively from Seller, and Seller shall manufacture and sell to Buyer, Buyer’s requirements of the Batteries. Schedule l contains: (a) a description of the Batteries to be manufactured and sold hereunder; (b) the purchase price for the Batteries; and (c) the quantity of the Batteries, expressed as a percentage of Buyer’s requirements of the Batteries. Unless otherwise provided in Schedule 1, subject to the terms and conditions of this Agreement, Buyer shall purchase from Seller, and Seller shall manufacture and sell to Buyer, 100% of Buyer’s requirements of the Batteries. The Parties may upon mutual agreement, from time to time, amend Schedule 1 to reflect any agreed revisions to any of the terms described in the foregoing clauses (a)-(c); provided that no such revisions will modify this Agreement or be binding on the Parties unless such revisions have been fully approved in a signed writing by authorized Representatives of both Parties.

2.2 Terms of Agreement Prevail Over Buyer’s Purchase Order. The Parties intend for the express terms and conditions contained in this Agreement (including any Schedules and Exhibits hereto) and the Basic Purchase Order Terms contained in the applicable Purchase Order to exclusively govern and control each of the Parties’ respective rights and obligations regarding the subject matter of this Agreement. To the extent that there is any conflict between this Agreement or the Basic Purchase Order Terms this Agreement controls.

2.3 Right to Manufacture and Sell Competitive Batteries. This Agreement does not limit Seller’s right to manufacture or sell, or preclude Seller from manufacturing or selling, to any Person, or entering into any agreement with any other Person related to the manufacture or sale of, lithium batteries other goods or products that arc similar to or competitive with the Batteries; provided, however, while this Agreement is in effect and during the Initial Term or any Renewal Term, Seller will not enter into any other Agreement or otherwise sell Batteries to any third-party towable recreational vehicle manufacturer including other Thor subsidiaries (except Airstream), whether in competition with Buyer or otherwise, without Buyer’s prior written consent (for example, Forest River, Inc., Winnebago Industries, Inc., or Alliance RV, Inc., including each such competitors subsidiaries, divisions or affiliates) for installation, application, or use in towable recreational vehicle products.

3. Rebates and Incentives.

3.1 No rebates will be paid by Seller to Buyer during the Initial Term of this Agreement. Rebates will, however, be accrued and paid by Seller as described below for the successive Renewal Terms. Accrued rebates will be applied monthly to the orders in the first Renewal Term as a credit. These rebates will ONLY be applied to orders in the first Renewal Term, as follows:

(a)	When 3 million Ah are invoiced to Buyer in the Initial Term, Buyer will accrue and receive a total rebate of $42,750.

(b)	Between 3 million Ah and 4 million Ah invoiced to Buyer in the Initial Term, Buyer will accrue and receive an additional $28,500 total rebate.

(c)	Between 4 million Ah and 5 million Ah invoiced to Buyer in the Initial Term, Buyer will accrue and receive an additional $42,750 total rebate.

(d)	Between 5 million Ah and 6 million Ah invoiced to Buyer in the Initial Term, Buyer will accrue and receive an additional $57,000 total rebate.

The same Rebate schedule will apply for the Ah(s) invoiced to the Buyer in any Renewal Term and applied monthly to the orders in next successive Renewal Term as a credit based upon the above schedule of invoiced Ah in each Renewal Term. For example, when 3 million Ah arc invoiced to Buyer in the first Renewal Term, Buyer will accrue and receive a rebate of $42,750 to be applied by the Seller to the orders in the next renewal Term.

Rebates will be prorated when invoiced sales fall within the target range.

3.2 Seller will furnish, at its sole cost and expense, a point-of-sale display for each dealer that purchases twenty-seven (27) batteries.

4. Marketing.

4.1 Product Branding. Batteries will be branded as Dragonfly Energy. Buyer acknowledges and agrees that Seller uses the Battle Born brand and that Seller retains its existing OEM and aftermarket business.

4.2 Video Marketing. Seller will provide a film crew to support Buyer’s marketing for the Batteries and participate in joint coordinated press releases and social media posts and events to help promote the Batteries.

4.3 Sponsorship. Seller will sponsor at least one influencer or demo rig annually.

4.4 Labeling. Buyer will place a “Dragonfly Inside” sticker on the door of each and every unit equipped with a Dragonfly Energy battery. The contents and graphic design of each such sticker will be mutually agreed upon by the Parties and will be produced and provided by Seller to Buyer.

5. Price and Payment.

5.1 Price. Buyer shall purchase the Batteries from Seller at the prices set forth on Schedule l attached hereto (“Prices”), which is guaranteed to remain the same by Seller for the Initial Term and will not be increased thereafter by Seller except by mutual agreement of the Parties. Further, the Prices are subject to the Rebate schedule set forth in Section 3 above.

5.2 Shipping Charges, Insurance, and Taxes. All Prices are inclusive of shipping charges, insurance and Taxes related to the Batteries, and any duties and charges of any kind imposed by any Governmental Authority with respect to, or measured by, the manufacture, sale, shipment, or use of the Batteries (including interest and penalties thereon).

5.3 Payment Terms. Seller shall issue an invoice to Buyer for all Batteries setting forth in reasonable detail: (i) the list of Batteries ordered by Buyer, (ii) the quantity of each of the Batteries ordered, (iii) the unit Price for each of the Batteries purchased, and (iv) the total amount due and payable by the Buyer. Buyer will pay to Seller all invoiced amounts within 30 days from the date of such invoice. Seller will provide a 1% discount for payments received within 10 days. Buyer shall make all payments in US dollars.

6. Term; Termination.

6.1 Initial Term. The term of this Agreement commences on the Effective Date and continues for a period of twelve (12) months unless it is earlier terminated pursuant to the terms of this Agreement or applicable Law (the “Initial Term”).

6.2 Renewal Term. If the Initial Term is not terminated as provided in Section 6.l above, this Agreement will automatically renew for additional successive twelve (12) months unless either Party provides written Notice of non-renewal at least sixty (60) days prior to the end of the first Renewal Term. The Agreement will likewise continue for successive renewal terms, unless any Renewal Term is earlier terminated pursuant to the terms of this Agreement or applicable Law. Each “Renewal Term” and together with the Initial Term, is collectively referred to as the “Term”). The terms and conditions of this Agreement during the Initial Term and each such Renewal Term will be the same as the terms in effect immediately prior to such renewal. In the event either Party provides timely Notice of their intent not to renew this Agreement, then, unless earlier terminated in accordance with its terms, this Agreement terminates on the expiration of the Initial Term or then-current Renewal Term, as applicable.

6.3 Seller’s Right to Terminate. Seller may terminate this Agreement, by providing written Notice to Buyer:

(a)	if Buyer fails to pay any amount when due under this Agreement within fifteen (l 5) days after such payment is due (“Payment Failure”);

(b)	if Buyer is in breach of any representation, warranty or covenant of Buyer under this Agreement (other than committing a Payment Failure), and either the breach cannot be cured or, if the breach can be cured, it is not cured by Buyer within a commercially reasonable period of time (in no case exceeding thirty (30) days) after Buyer’s receipt of written Notice of such breach; or

(c)	if Buyer (i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due, (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, (iii) makes or seeks to make a general assignment for the benefit of its creditors, or (iv) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

Any termination under this Section 6.3 will be effective on Buyer’s receipt of Seller’s written Notice of termination or such later date (if any) set forth in such Notice.

6.4 Suspended Purchasing and Buyer’s Right to Terminate. Seller acknowledges that Buyer’s obligation to purchase any Battery or Batteries will be suspended in the event that (i) the Battery or Batteries, or any part thereof, is defective, or not performing or operating in accordance with the Battery Specifications set forth on Schedule 3 or (ii) Seller breaches or fails to honor its Warranty on the Batteries set forth in Schedule 2. Buyer will provide notice to Seller if it elects to suspend purchasing of the Batteries for any of the above reasons and provide Seller thirty (30) days within which to correct/cure such Battery deficiencies, failures, or breaches (the “Cure Period”). The Term will likewise be extended for the same amount of time as the Cure Period following the purchase suspension by Buyer. In the event Seller is unable to provide a correction/cure within the thirty (30) day period (the “Cure Failure”) Buyer may, after the expiration of the Cure Period, immediately discontinue purchasing Batteries, terminate this Agreement, and all obligations and this Agreement will similarly terminate immediately. Buyer will pay for all conforming product shipped prior to termination of this Agreement. At Seller’s request, Buyer will withdraw all similar Batteries from sale and, at Seller’s option, either return such Batteries to Seller or destroy the Batteries and provide Seller with written certification of such destruction. The return or destruction of the Batteries will be at the Seller’s sole cost and expense.

6.5 Effect of Expiration or Termination.

(a)	Expiration or termination of the Term will not affect any rights or obligations of the Parties that:

(i)	come into effect upon or after termination or expiration of this Agreement; or

(ii)	were incurred by the Parties prior to such expiration or early termination including the provisions of Sections 5.2, 6.4, 9.1, 9.2, 10, 12.1, 12.2, 12.3, 13, and 16, all of which will remain in full force and effect and survive any expiration or termination of this Agreement.

(b)	Any Notice of termination under this Agreement automatically operates as a cancellation of any deliveries of Batteries to Buyer that are scheduled to be made subsequent to the effective date of termination, whether or not any orders for such Batteries had been accepted by Seller.

(c)	Upon the expiration or earlier termination of this Agreement, Buyer shall:

(i)	destroy all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on Seller’s Confidential Information;

(ii)	except as may otherwise be required by law to maintain, permanently erase all of Seller’s Confidential Information from its computer systems, except for copies that are maintained as archive copies on its disaster recovery and/or information technology backup systems; and

(iii)	certify in writing to Seller that it has complied with the requirements of this clause.

7. Certain Obligations of Buyer.

7.1 Certain Prohibited Acts. Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any Buyer Representatives shall:

(a)	make any representations, warranties, guarantees, indemnities, similar claims or other commitments:

(i)	actually, apparently or ostensibly on behalf of Seller, or

(ii)	to any customer or other Person with respect to the Batteries, which are additional to or inconsistent with any then-existing representations, warranties, guarantees, indemnities, similar claims or other commitments in this Agreement or any written documentation provided by Seller to Buyer.

(b)	engage in any unfair, competitive, misleading or deceptive practices respecting Seller, Seller’s Trademarks or the Batteries, including any product disparagement; and

(c)	separate any software or accessories sold, bundled or packaged with any Battery from such Battery or sell, license or distribute such software on a standalone basis, or remove, translate or modify the contents or documentation of or related to such software or accessories, including any customer license agreements or warranty statements.

7.2 Restrictions on Sales or Delivery Outside the Territory. Neither Buyer nor any Buyer Representatives shall sell, offer to sell, ship or deliver Batteries or any other products incorporating any of the Batteries outside of the Territory except in compliance with all of the terms and conditions contained in this Section 7 and in Section 8 of this Agreement.

7.3 Government Contracts. Buyer shall not resell Batteries to any Governmental Authority or its respective agencies without Seller’s prior written approval. Unless otherwise separately agreed in writing between Seller and Buyer, no provisions required in any US government contract or subcontract related thereto shall be a part of this Agreement or imposed upon or binding upon Seller, and this Agreement shall not be deemed an acceptance of any government provisions that may be included or referenced in Buyer’s request for quotation, Purchase Order or any other document.

7.4 Credit Risk on Resale of the Batteries to Customers. Buyer shall be responsible for all credit risks with respect to, and for collecting payment for, all products (including Batteries) sold to its customers or other third parties, whether or not Buyer has made full payment to Seller for such products. The inability of Buyer to collect the purchase price for any product shall not affect Buyer’s obligation to pay Seller for any Batteries.

8. Compliance with Laws. The Parties will at all times comply with all Laws applicable to this Agreement. Without limiting the generality of the foregoing, the Parties will (a) at their own expense, maintain all certifications, credentials, licenses, and permits necessary to conduct business relating to the sale, purchase, use or resale of the Batteries and (b) neither will engage in any activity or transaction involving the Batteries, by way of resale, lease, shipment, use or otherwise, that violates any Law.

9. Representations and Warranties.

9.1 Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that, to the best of its knowledge:

(a)	it is a corporation, duly organized, validly existing and in good standing under the laws of the Delaware;

(b)	it is duly qualified to do business and is in good standing in every jurisdiction in which such qualification is required for purposes of this Agreement;

(c)	it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder;

(d)	the execution, delivery, and performance of this Agreement by Buyer will not violate, conflict with, require consent under or result in any breach or default under (i) any of Buyer’s organizational documents, (ii) any applicable Law or (iii) with or without notice or lapse of time or both, the provisions of any Buyer Contract;

(e)	this Agreement has been executed and delivered by Buyer and (assuming due authorization, execution, and delivery by Seller) constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms;

(f)	it is in compliance with all applicable Laws and Buyer Contracts relating to this Agreement, the Batteries and the operation of its business;

(g)	it has obtained all material licenses, authorizations, approvals, consents or permits required by applicable Laws to conduct its business generally and to perform its obligations under this Agreement; and

(h)	it is not insolvent and is paying all of its debts as they become due;

9.2 Limited Product Warranty. Seller agrees that for a minimum period often (10) years from the date of purchase by the first retail owner of a Buyer recreational vehicle equipped with the Seller Batteries (the “Warranty Period”), Seller will warrant the Batteries to the retail consumer to be free from material defect and conform in all material aspects to the specifications in Schedule 3 and the Seller’s written consumer limited warranty attached as Schedule 2. Seller also represents that the Batteries will be transferred to Buyer free of monetary liens, claims and encumbrances. These are the exclusive warranties provided by Seller. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED are disclaimed. In the event any warranty claims, repairs or issues involving the Batteries are not covered by the Seller’s Limited Warranty, the parties agree to address and administer those issues and claims in the ordinary course of business dealings between the parties. Seller will conduct periodic line audits at Buyer facilities during the Term and make recommendations to ensure proper installation, but validation of and responsibility for installation is Buyer’s sole responsibility and Seller is not responsible for installation protocol or errors.

9.3 Product Warranty Limitations. Seller acknowledges that the Product Warranty does not apply to any Battery that:

(a)	has been subjected to abuse, misuse, neglect, negligence, accident, improper testing, improper installation, improper storage, improper handling, abnormal physical stress, abnormal environmental conditions or use contrary to any instructions issued by Seller;

(b)	has been reconstructed, repaired or altered by Persons other than Seller or its authorized Representative; or

(c)	has been used with any hardware or product that has not been previously approved in writing by Seller.

9.4 DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES: NON RELIANCE. EXCEPT FOR THE PRODUCT WARRANTY SET FORTH IN SCHEDULE 2, (A) NEITHER SELLER NOR ANY PERSON ON SELLER’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NON INFRINGEMENT, WHETHER ARISING BYLAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) BUYER ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY SELLER, OR ANY OTHER PERSON ON SELLER’S BEHALF, EXCEPT AS SPECIFICALLY PROVIDED IN SECTIONS 9.2 AND 9.3 OF THIS AGREEMENT.

10. Mutual Indemnification. Each Party (as “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and its Representatives, employees, agents, Affiliates, successors and permitted assigns (collectively, “Indemnified Party”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by Indemnified Party (collectively, “Losses”), relating to any third-party Claim or any direct Claim against Indemnifying Party alleging:

(a)	any bodily injury, death of any Person or damage to real or tangible personal property caused by the acts or omissions of Indemnifying Party; or

(b)	(b) any failure by Indemnifying Party to materially comply with any applicable Laws.

Notwithstanding anything to the contrary in this Agreement, this Section 10 does not apply to any Claim (whether direct or indirect) for which a sole or exclusive remedy is provided for under another section of this Agreement.

11. Limitation of Liability.

11.1 NO LIABILITY FOR CONSEQUENTIAL OR INDIRECT DAMAGES. EXCEPT FOR OBLIGATIONS TO MAKE PAYMENT UNDER THIS AGREEMENT, LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY, OR LIABILITY FOR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL EITHER PARTY OR THEIR REPRESENTATIVES BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT THE OTHER PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

12. Intellectual Property Rights.

12.1 Ownership. Buyer acknowledges and agrees that:

(a)	except to the extent provided in a separate written agreement between Buyer and Seller, Seller (or its licensors) will retain all Intellectual Property (“IP”) Rights used to create, embodied in, used in and otherwise relating to the Batteries and any of their component parts;

(b)	any and all Seller’s Intellectual Property Rights are the sole and exclusive property of Seller or its licensors;

(c)	Buyer shall not acquire any ownership interest in any of Seller’s Intellectual Property Rights under this Agreement;

(d)	any goodwill derived from the use by Buyer of Seller’s Intellectual Property Rights inures to the benefit of Seller or its licensors, as the case may be;

(e)	if Buyer acquires any Intellectual Property Rights in or relating to any product (including any Battery) purchased under this Agreement (including any rights in any Trademarks, derivative works or patent improvements relating thereto), by operation of law, or otherwise, such rights are deemed and are hereby irrevocably assigned to Seller or its licensors, as the case may be, without further action by either Party; and

(f)	Buyer shall use Seller’s Intellectual Property Rights only in accordance with this Agreement and any instructions of Seller.

12.2 Prohibited Acts. Buyer shall not:

(a)	take any action that interferes with any of Seller’s rights in or to Seller’s Intellectual Property Rights, including Seller’s ownership or exercise thereof;

(b)	challenge any right, title or interest of Seller in or to Seller’s Intellectual Property Rights;

(c)	make any claim or take any action adverse to Seller’s ownership of Seller’s Intellectual Property Rights;

(d)	register or apply for registrations, anywhere in the world, for Seller’s Trademarks or any other Trademark that is similar to Seller’s Trademark[s] or that incorporates Seller’s Trademarks;

(e)	use any mark, anywhere, that is confusingly similar to Seller’s Trademarks;

(f)	engage in any action that tends to disparage, dilute the value of, or reflect negatively on the products purchased under this Agreement (including Batteries) or any Seller Trademark;

(g)	misappropriate any of Seller’s Trademarks for use as a domain name without prior written consent from Seller; or

(h)	alter, obscure or remove any of Seller’s Trademarks or trademark or copyright notices or any other proprietary rights notices placed on the products purchased under this Agreement (including Batteries), marketing materials or other materials that Seller may provide.

12.3 Indemnification. With Seller retaining all IP rights as described above, Seller agrees to indemnify, defend, and hold Buyer, its parent, divisions, and affiliated companies and their respective Representatives, employees, agents, successors and permitted assigns harmless from and against any and all liability, loss, demand, judgment, cost or expense (specifically including but not limited to attorneys’ fees, court costs, damages, enhanced damages and disbursements) with respect to or as a result of any claim for violation, misappropriation and/or infringement of any third party right (including, but not limited to patent and/or copyright infringement related to the Batteries, made against the Buyer or their customers resulting from the use, sale, or offer to sell, the Batteries.

13. Confidentiality.

13.1 Scope of Confidential Information. From time to time during the Term, either Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) information about its business affairs, goods and services, Forecasts, confidential information and materials comprising or relating to Intellectual Property Rights, trade secrets, third-party confidential information, and other sensitive or proprietary information. Such information, whether or not marked, designated or otherwise identified as “confidential,” is collectively referred to as “Confidential Information” hereunder. Notwithstanding the foregoing, Confidential Information does not include information that at the time of disclosure:

(a)	is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 13 by the Receiving Party or any of its Representatives;

(b)	is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

(c)	was known by or in the possession of the Receiving Party or its Representatives prior to being disclosed by or on behalf of the Disclosing Party;

(d)	was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information; or

(e)	is required to be disclosed pursuant to applicable Law.

13.2 Protection of Confidential Information. The Receiving Party shall, for twelve months from disclosure of such Confidential Information:

(a)	protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential information, but in no event with less than a commercially reasonable degree of care;

(b)	not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

(c)	not disclose any such Confidential Information to any Person, except to the Receiving Party’s Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

The Receiving Party shall be responsible for any breach of this Section 13 caused by any of its Representatives. On the expiration or earlier termination of this Agreement, the Receiving Party and its Representatives shall, pursuant to Section 6.5(c), promptly destroy all Confidential Information and copies thereof that it has received under this Agreement.

14. Tooling. All Tooling used to manufacture the Batteries is owned by Seller (“Seller Tooling”). Buyer has no right, title, or interest in or to any of the Seller Tooling.

15. Insurance. During the Term and for a period of twelve (12) months thereafter, each Party shall, at its own expense, maintain and carry in full force and effect, commercial general liability insurance (including product liability coverage) in a sum no less than $2,000,000 with financially sound and reputable insurers, and upon other Party’s reasonable request, shall provide the other Party with a certificate of insurance evidencing the insurance coverage specified in this Section. Each Party shall provide the other Party with fifteen (15) days’ advance written notice in the event of a cancellation or material change in such insurance policy.

16. Miscellaneous.

16.1 Further Assurances. Upon a Party’s reasonable request, the other Party shall, at its sole cost and expense, execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.

16.2 Relationship of the Parties. The relationship between Seller and Buyer is solely that of vendor and vendee, and they are independent contracting parties. Nothing in this Agreement creates any agency, joint venture, partnership or other form of joint enterprise, employment or fiduciary relationship between the Parties. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party.

16.3 Entire Agreement. This Agreement, including and together with the Basic Purchase Order Terms, and the attached Schedules, and any related exhibits and schedules, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. If there is any conflict between the terms of this Agreement and the Thor Purchasing Policies and Procedures, executed by the Parties simultaneously herewith, this Agreement is controlling.

16.4 Survival. Termination or expiration of this Agreement for any reason shall not release either party from any liabilities or obligations set forth in this Agreement which (i) the parties have expressly agreed shall survive any such termination or expiration, or (ii) remain to be performed or by their nature would be intended to be applicable following any such termination or expiration. For example, the termination or expiration of this Agreement will not affect any of Seller’s warranties, indemnification obligations or obligations relating to returns, or any other matters set forth in this Agreement that should survive termination or expiration in order to carry out their intended purpose, all of which shall survive the termination or expiration of this Agreement.

16.5 Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a “Notice”) must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this section). All Notices must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the Notice has complied with the requirements of this Section.

Notice to Seller:	1190 Trademark Dr Suite 108 Reno, NV 89521
Attention: Chief Operating Officer

Notice to Buyer:

Attention:

16.6 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” are deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive·’ (c) the words “herein’” “hereof’ “ “hereby “ “hereto” and “hereunder” refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, exhibits, schedules, attachments, and appendices mean the sections of, and exhibits, schedules, attachments and appendices attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments and appendices referred to herein arc an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

16.7 Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

16.8 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability docs not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

16.9 Amendment and Modification. No amendment to or rescission, termination or discharge of this Agreement is effective unless it is in writing, identified as an amendment to or rescission, termination or discharge of this Agreement and signed by an authorized Representative of each Party.

16.10 Waiver.

(a)	No waiver under this Agreement is effective unless it is in writing and signed by an authorized representative of the Party waiving its right.

(b)	Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion.

(c)	None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege or condition arising from this Agreement:

(i)	any failure or delay in exercising any right, remedy, power or privilege or in enforcing any condition under this Agreement; or

(ii)	any act, omission or course of dealing between the Parties.

16.11 Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise.

16.12 Assignment. Seller may not assign this Agreement during the Term without Buyer’s prior written consent (which shall not be unreasonably withheld or delayed) as this Agreement is personal in nature and Buyer entered into this Agreement based on the anticipated performance by Seller. Buyer may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Seller (which shall not be unreasonably withheld or delayed) as this Agreement is personal in nature and Seller entered into this Agreement based on the anticipated performance by Buyer. No assignment or delegation relieves the assigning or delegating Party of any of its obligations under this Agreement.

16.13 No Third-Party Beneficiaries. This Agreement benefits solely the parties to this Agreement and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

16.14 Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

16.15 No Public Announcements or Trademark Use. Unless expressly permitted under this Agreement, neither Party will:

(a)	make any statement (whether oral or in writing) in any press release, external advertising, marketing or promotion materials regarding the subject matter of this Agreement, unless:

(i)	it has received the express written consent of the other Party, or

(ii)	it is required to do so by Law or under the rules of any stock exchange to which it is subject.

(b)	use the other Party’s Trademarks, service marks, trade names, logos, symbols or brand names, in each case, without the prior written consent of the other Party.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

Dragonfly Energy Corp.

By:	/s/ Denis Phares
Name:	Denis Phares
Title:	CEO

Keystone RV Company

By:	/s/ Jeff Runels
Name:	Jeff Runels
Title:	CEO

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